Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     Schlumberger Data and Consulting Services consents to the incorporation by reference in this Registration Statement on Form S-3 of information contained in our report, as of December 31, 2004, setting forth the estimates of revenues from the natural gas and crude oil reserves owned by Quicksilver Resources Inc. appearing in the Annual Report on Form 10-K, as amended, of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2004. We further consent to the reference to us under the heading “Reserve Engineers” in the Prospectus, which is part of this Registration Statement.

SCHLUMBERGER DATA AND CONSULTING SERVICES

By:	/s/ Joseph H. Frantz, Jr.

Name: Joseph H. Frantz, Jr.
title: USLE Consulting Services Manager
Dallas, Texas
December 20, 2005